SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 7 to the registration statement on Form S-1, of Patents Professional, Inc. (A Development Stage Company), of our report dated February 28, 2011 on our audit of the financial statements of Patents Professional, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows from inception December 17, 2008 through December 31, 2011, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

August 29, 2011

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351